Exhibit 99.1

Contact:

Ann Cain Strategic Communications Director 972-371-1748 acain@carreker.com	Lisa Peterson Chief Financial Officer 972-371-1454 lpeterson@carreker.com

Coley Clark, Retired EDS Executive, Joins Carreker Corporation Board of Directors

DALLAS, TEXAS (September 10, 2004) — Carreker Corporation (Nasdaq: CANI), a leading provider of technology and consulting solutions for the financial industry, announced today that Coley Clark, retired senior vice president of EDS, has been appointed to Carreker’s board of directors.

Clark was head of the EDS Global Financial Industry Group, a $3 billion global business supporting 1,000 banking customers including Bank of America, ABN AMRO, Citigroup and Commonwealth Bank of Australia.

J. D. (Denny) Carreker, chairman and chief executive office of Carreker, said, “We are pleased to have the counsel and experience of Coley Clark at this exciting stage in our company’s growth.  He brings us the benefit of his long-time banking industry relationships and extraordinary experience in bank technology sales and marketing.  I have known and admired Coley for many years and look forward to working with him.”

Coley Clark said, “Carreker Corporation has positioned itself well for the coming years of sweeping change in banking and payments and is now poised to convert its vision and incumbency into sales successes.  I look forward to the opportunity to assist the company in executing that strategy.”

In 1971, Clark joined EDS in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries.  He assumed responsibility for the Financial Industry Group in 1986, and was appointed a corporate officer in 1989.  He was appointed a senior vice president in 1996 and served on the Global Operations Council, EDS’ top executive team.

Clark serves on the board of FundsXpress, Inc., a software provider to the financial industry and BancTec, Inc., a global banking solution company.  He is past chairman of the combined Financial Services and Insurance Commission of the International Chamber of Commerce.  Active in his community, he is a member of the Salesmanship Club of Dallas and past president of the Dallas Theater Center.  Additionally, he serves on the boards of the Longhorn Foundation Advisory Council for Athletics, the College of Business Administration Advisory Council, the Presidents Associates and the Chancellors Council at the University of Texas at Austin.  He is a former director of the Greater Dallas Chamber of Commerce and the United Way of Metropolitan Dallas.

Clark is a graduate of the University of Texas at Austin.  He served three years in the U.S. Army, attaining the rank of captain and served as a company commander in Europe and Southeast Asia.

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About Carreker Corporation

Carreker Corporation improves earnings for financial institutions around the world.  The Company’s integrated consulting and software solutions are designed to increase clients’ revenues and reduce their expenses, while improving security and increasing the value of their customer relationships.  Carreker provides products and services to more than 250 clients in the United States, Canada, the United Kingdom, Ireland, continental Europe, Australia, New Zealand, South Africa, South America, Mexico, and the Caribbean.  Clients include the full range of community, regional and large banks, among them more than 75 of the largest 100 banks in the United States. Headquartered in Dallas, Texas since 1978, Carreker Corporation has offices in London and Sydney.  For more information, visit www.carreker.com.

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